SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive proxy statement
/ /  Definitive additional materials
/X/  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12


                         TEMPLETON CHINA WORLD FUND, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transactions applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PAGE


                TEMPLETON CHINA WORLD FUND, INC. BOARD ANNOUNCES
                         RECOMMENDATION TO CONVERT TO AN
                                  OPEN-END FUND

                 NOVEMBER 13, 2002 -- PRESS RELEASE Q'S AND A'S

Q:  WHAT ACTIONS DID THE BOARD OF DIRECTORS TAKE?

A: The Board unanimously determined to recommend to shareholders the approval of a proposal to convert the Fund into an open-end investment company. It is anticipated that the proposal will be submitted to shareholders of China World Fund for their approval at the Fund's Annual Meeting of Shareholders, currently expected to be held on March 14, 2003.

Q: WHAT ARE THE PRINCIPAL DIFFERENCES BETWEEN AN OPEN-END AND A CLOSED-END FUND?

A: An open-end investment company engages in a continuous public offering of its shares and each share is redeemable at any time at the option of the shareholder (except under limited circumstances permitted under federal securities laws) at its net asset value less any applicable redemption charge. Closed-end funds do not sell shares on a continuous basis. Closed-end funds have a fixed number of shares, which are listed on national securities exchanges (for example, the NYSE). Closed-end fund shares are traded at market prices which may be higher or lower than net asset value.

Q: WHY DID THE BOARD TAKE THIS ACTION?

A: The Board unanimously determined to recommend to shareholders the approval of a proposal to convert the Fund into an open-end investment company in its continuing efforts to address the discount between the Fund's share price and its net asset value. The Board has taken this action because the Directors believe it is in the best interests of the Fund and its shareholders at this time. Proxy materials to be filed with the U.S. Securities and Exchange Commission, which will be provided to shareholders, will include detailed information regarding the transaction, the Board's considerations and the Board's recommendations.

Q:   WAS THE BOARD REQUIRED TO TAKE THIS ACTION?

A: No, the Board was not required to take this action at this time. However, the Fund's prospectus and articles of incorporation contain a provision relating to submitting a proposal to shareholders in the future to convert the Fund into an open-end investment company. Specifically, the provision states that, if on August 31, 2003, either: (a) the Fund's shares have traded at an average discount from net asset value of 15% or more, as determined based on the last trading day of each week during the fiscal quarter ended August 31, 2003; or (b) the Fund's shares have traded below $15.00 per share at any time during the quarter ended August 31, 2003, then the Fund's Board of Directors will be required to submit a proposal to shareholders, within 120 days following August 31, 2003, to convert the Fund into an open-end investment company.

   As of Monday, November 11, 2003, the Fund's per share closing market price was $9.32 and its per share net asset value was $10.39, representing a discount of approximately -10.30% per share. In making its determination announced on November 13, 2003, the Board took into account this provision in the Fund's prospectus and articles of incorporation as well as the Fund's current market price and net asset value.

Q: AS A SHAREHOLDER  OF CHINA WORLD FUND, AM I BEING ASKED TO TAKE ANY ACTION AT
   THIS TIME?

A: No. Shareholders of China World Fund are not being asked to take any action at the present time, but are being advised that the Board of Directors has unanimously determined to recommend to shareholders the approval of a proposal to convert the Fund into an open-end investment company. It is anticipated that the proposal will be submitted to shareholders for consideration and a vote at the Fund's Annual Shareholders' Meeting currently scheduled to be held on March 14, 2003. It is anticipated that proxy materials will be available in January of 2003.

Q:  WHEN WILL CHINA WORLD FUND SHAREHOLDERS BE ASKED TO VOTE ON THE PROPOSAL?

A: It is expected that China World Fund's shareholders will be asked to approve the proposal at the Annual Meeting of Shareholders, currently expected to take place on March 14, 2003. The record date for the Annual Meeting of Shareholders will be January 3, 2003. China World Fund intends to file proxy materials with the U.S. Securities and Exchange Commission, including a proxy statement. These materials will include detailed information regarding the transaction, the Board's considerations and the Board's recommendations. A notice of proxy and a proxy statement will be provided to shareholders in accordance with federal securities laws. It is anticipated that thesematerials will be available in January of 2003.

   Any wolicitation of proxies in connection with the proposal to convert the Fund Into an open-end investment company will be made only pursuant to separate proxy materials filed under federal securities laws. Fund shareholders should read these materials when they are available because they will contain important information.

Q: HOW WILL THE FUND'S DIRECTORS RECOMMEND THAT SHAREHOLDERS VOTE?

A: The Directors unanimously recommend that shareholders approve the proposal to convert China World Fund into an open-end investment company.

Q: WHAT PERCENTAGE OF SHAREHOLDERS  MUST VOTE IN FAVOR OF THE PROPOSAL FOR IT TO
   BE APPROVED?

A: Under Maryland law and the Fund's constituent documents, a majority of outstanding voting securities would be required to approve the proposal. There can be no assurances that the shareholders of China World Fund will vote in favor of the proposal.

Q: IF THE PROPOSAL IS APPROVED, WHEN WILL THE FUND BE CONVERTED INTO AN OPEN-END
   INVESTMENT COMPANY?

A: If the conversion is approved by shareholders, China World Fund would be required to file certain materials with the U.S. Securities and Exchange Commission, including a new registration statement to register the Fund's open-end shares. If the proposal is approved by shareholders, it is currently expected that the registration statement would be filed with the SEC shortly after the Annual Meeting and would become effective following regulatory approval.

Q: WHAT WILL HAPPEN IF  SHAREHOLDERS  DO NOT APPROVE THE PROPOSAL TO CONVERT THE
   FUND INTO AN OPEN-END INVESTMENT COMPANY?

A: If shareholders do not approve the proposal, the Fund will continue as a closed-end investment company. The Board may recommend other proposals in the future depending upon market conditions and regulatory and other considerations. Of course, there can be no assurance that it will do so.

Q:  WHAT ARE CHINA WORLD FUND'S INVESTMENT GOAL AND PRINCIPAL STRATEGIES?

A: China World Fund is designed for investors seeking long-term capital appreciation. Under normal market conditions, the Fund invests at least 80% of its net assets in equity securities of "China companies."

                                  ------------


In connection with the proposal, China World Fund intends to file relevant materials with the U.S. Securities and Exchange Commission ("SEC"), including a proxy statement. Because those documents contain important information, shareholders of China World Fund are urged to read them, if and when they become available. When filed with the SEC, they will be available for free at the SEC's website, www.sec.gov. Shareholders can also obtain copies of these documents and other transaction-related documents, when available, for free by calling China World Fund at 1-800-342-5236.

China World Fund, its directors and executive officers and certain other persons, may be deemed to be participants in China World Fund's solicitation of proxies from its shareholders in connection with the proposal described above. Information about the directors is set forth in the proxy statement for China World Fund's 2002 annual meeting of shareholders. Participants in China World Fund's solicitation may also be deemed to include the following executive officers or other persons whose interests in China World Fund may not be described in the proxy statement for China World Fund's 2002 annual meeting:
Mark Mobius (President and C.E.O.- Investment Management); Jimmy D. Gambill (Senior Vice President and C.E.O. - Finance and Administration); Charles B. Johnson (Vice President); Rupert H. Johnson, Jr. (Vice President); Harmon E. Burns (Vice President); Martin L. Flanagan (Vice President); Jeffrey A. Everett (Vice President); John R. Kay (Vice President); Murray L. Simpson (Vice President and Asst. Secretary); David P. Goss (Vice President and Asst. Secretary); Barbara J. Green (Vice President and Secretary); Michael O. Magdol (Vice President - AML Compliance); Bruce S. Rosenberg (Treasurer and Chief Financial Officer); and Holly Gibson Brady (Director of Corporate Communications
- Franklin Resources, Inc.).

As of the date of this communication, none of the foregoing participants individually, or as a group, beneficially owns in excess of 1% of China World Fund's common stock. Except as disclosed above, to the knowledge of China World Fund, none of its respective directors or executive fficers has any interest, direct or indirect, by security holdings or otherwise, in China World Fund.

Shareholders may obtain additional information regarding the interests of the participants by reading the proxy statement of China World Fund when it becomes available.

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